                                                                   EXHIBIT 10(W)

 MYERS INDUSTRIES, INC. NON-EMPLOYEE BOARD OF DIRECTORS COMPENSATION ARRANGEMENT

     The annual retainer for Myers Industries, Inc. ("Company") non-employee Board members is $25,000, except for the Audit Committee chair, who receives an annual retainer of $30,000. In addition, Board members receive a meeting fee of $1,500 for each scheduled Board, Committee or board dinner meeting which they attend, except that Committee chairs receive $2,000 for each meeting of their Committee. Board members who are not appointed members of a Committee, are paid a meeting fee if they attend the meeting at the request of the chair of the Committee. Board members are reimbursed for their reasonable out of pocket expenses related to attending Board and Committee meetings.

     Board members who are employees of Myers Industries, Inc. do not receive either the retainer nor the meeting fees.

     Under the Company's 1999 Stock Option Plan, each non-employee director who held such position on the day before the Annual Shareholder Meeting, is awarded annually on the day of the meeting, a non-qualified stock option to purchase 2,500 shares of the Company's common stock. The option price per share is 100 percent of the fair market value (being the closing price on the NYSE on the day of grant) of a share of Common Stock.

     The Company's Code of Regulations provide that the Company will indemnify, to the full extent then permitted by law, any director or former director of the Company who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was a director of the Company, or serving at the request of the Company of another entity. The Company has entered into indemnity agreements with each of its directors contractually obligating the Company to provide such protection. The Company also currently has in effect director and officer insurance coverage.